K-TRON INTERNATIONAL, INC. Routes 55 & 553, PO Box 888 Pitman, NJ 08071-0888 (856) 589-0500 FAX (856) 582-7968 www.ktron.com E-mail: ktii@ktron.com	Exhibit 99.1 NEWS

For Release:	Immediately

Contact:	Ronald Remick, Senior Vice President and Chief Financial Officer
	Tel: (856) 256-3311	E-mail: remick@ktron.com

K-TRON REPORTS RECORD RESULTS FOR 2005

Pitman, New Jersey - - March 20, 2006 - - K-Tron International, Inc. (NASDAQ-KTII) today reported record annual net income of $7.282 million, or $2.68 per share (diluted), for 2005, compared to $6.610 million, or $2.53 per share (diluted), for 2004 despite a one-time, 2005 fourth quarter tax charge of $891 thousand related to the repatriation of foreign earnings. While this tax expense reduced the year-over-year increases in net income and EPS to 10.2 percent and 5.9 percent, the Company’s year-over-year operating income grew by 33.7 percent from $9.884 million in 2004 to a record $13.217 million in 2005, and its income before income taxes rose by 39.7 percent from $8.732 million in 2004 to a record $12.201 million in 2005. Revenues were a record $118.940 million in 2005, a 5.7 percent increase over $112.494 million in 2004.

For the fourth quarter of 2005, including the tax charge associated with the repatriation, K-Tron reported net income of $1.733 million, down 22.5 percent from $2.237 million in the same period of 2004, and earnings per share (diluted) of $0.63, which were 25 percent below the $0.84 reported in the fourth quarter of 2004. Operating income, however, increased by 34.7 percent in the fourth quarter of 2005 versus the same period of the prior year, from $2.792 million to $3.762 million, and income before income taxes jumped 42.9 percent from $2.484 million in the fourth quarter of 2004 to $3.549 million in the fourth quarter of 2005. Revenues were $29.361 million, a 3.6 percent decrease from $30.467 million in the same period of 2004.

The Company pointed out that net income and earnings per share for the fourth quarter and full year 2005 were negatively impacted by an additional tax expense of $891 thousand recorded in the 2005 fourth quarter which equated to an earnings per share reduction of $0.32 for the quarter and $0.33 for the year. This tax expense was incurred in connection with the one-time repatriation of $10 million from the Company’s Swiss subsidiary under provisions of the American Jobs Creation Act of 2004. If this one-time tax expense were excluded, K-Tron would have reported net income for the 2005 fourth quarter of $2.624 million, or $0.95 per share (diluted), and net income for the full year of $8.173 million, or $3.01 per share (diluted), all of which would have been records. Furthermore, the entire decline in fourth quarter 2005 revenues compared to 2004 was attributable to changes in foreign exchange rates. Foreign exchange rate changes had no material impact on the full year revenue comparison.

The Company also noted for purposes of the comparison to 2004 that net income and earnings per share for the fourth quarter and full year 2004 were increased by a tax benefit of $540 thousand recorded in the fourth quarter of 2004, which was the equivalent of $0.20 per share for the fourth quarter and $0.21 per share for the full year. This benefit resulted from the reduction of a previously established tax reserve due to the favorable settlement and closure of a tax audit in Germany. If this one-time tax benefit were excluded, K-Tron would have reported lower net income of $1.697 million for the fourth quarter of 2004, or $0.64 per share (diluted), and lower net income for the full year of $6.070 million, or $2.32 per share (diluted).

Commenting on the Company’s results, K-Tron Chairman and Chief Executive Officer Edward B. Cloues, II said, “The year 2005 was the best in K-Tron’s history, and the fourth quarter would have set records for net income and EPS for any quarter but for the impact of the additional $891 thousand tax expense on the repatriation of $10 million of cash from our Swiss subsidiary. After adjusting for this one-time item, 2005 net income would have been $8.173 million, up 23.6 percent from $6.610 million in 2004, while diluted earnings per share would have been $3.01, or 19.0 percent above the $2.53 reported in 2004. If we further adjust these numbers to reflect the fact that the results for 2004 included a fourth quarter one-time tax benefit of $540 thousand related to the favorable resolution of a tax audit in Germany, then the 2005 versus 2004 full year comparison would show an even greater improvement of 29.7 percent in EPS (diluted), from $2.32 per share to $3.01 per share, and 34.6 percent in net income, from $6.070 million to $8.173 million.

“K-Tron’s growth in 2005 was entirely organic and was driven by an outstanding performance by our size reduction business, especially at Penn Crusher. The demand for both new equipment and replacement parts was robust in 2005 as electricity usage increased in the U.S. and as the electric utility industry continued to recover from the downturn which it suffered two or three years ago. Our process business line also enjoyed a good year in 2005, after getting off to a slow start in the first quarter. We expect business conditions in both of our business lines to be good in 2006.

“As previously announced, on March 3, 2006 we acquired J.M.J. Industries, Inc., which operates under the Gundlach brand name and manufactures size reduction equipment used to process coal at the mine mouth and the preparation plant. Gundlach also produces equipment for other applications, including for the crushing of coal and other minerals in coal-fired power stations, salt processing plants, fertilizer manufacturing facilities and other industrial applications. Gundlach is now a part of our size reduction business, and the acquisition should be accretive to our earnings and cash flow in 2006.”

In addition to his comments on the Company’s financial and business performance and the Gundlach acquisition, Mr. Cloues also highlighted several 2005 balance sheet improvements. Cash increased to $15.051 million at the end of 2005, a 21 percent rise over $12.443 million at the end of 2004. At the same time, total debt decreased by $5.792 million, or 25.4 percent, from $22.783 million at the end of 2004 to $16.991 million at the end of 2005. Foreign exchange was not a factor since K-Tron had only a minor amount of foreign debt. Net debt, measured as total debt minus cash, declined by 81.2 percent in 2005 from $10.340 million at the end of 2004 to $1.940 million at the end of 2005. Furthermore, shareholders’ equity grew in 2005 to $49.520 million, or $19.23 per share, from $45.559 million, or $18.02 per share, at the end of 2004. This increase of $3.961 million in equity included the negative impact of unfavorable changes in foreign exchange rates which amounted to $4.235 million.

As a result of the reduction in debt as well as the increase in net book value per share, the Company’s debt-to-total capitalization ratio improved from 0.33 at the end of 2004 to 0.26 at the end of 2005, while its net debt-to-total capitalization ratio improved from 0.15 to 0.03. In addition, Mr. Cloues said that the Company did not borrow any money in connection with the purchase of Gundlach or the payoff of Gundlach’s bank debt, although $3 million of the purchase price was paid by delivery of an unsecured, promissory note bearing interest at 5 percent per annum and payable in three equal, annual installments of $1 million on the second, third and fourth anniversaries of the closing date.

K-Tron International, Inc. and its subsidiaries design, produce, market and service material handling equipment and systems for a wide variety of industrial markets. The Company has manufacturing facilities in the United States, Switzerland and the United Kingdom, and its equipment is sold throughout the world.

* * * * *

This news release contains statements that are or may be deemed forward-looking relating to the Company’s prospects for 2006 and its acquisition of Gundlach, including statements about anticipated business conditions in 2006 and Gundlach’s expected contribution to the Company’s 2006 earnings and cash flow, which statements involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated or suggested by such forward-looking statements include the possibility of reduced demand for the Company’s or Gundlach’s equipment, the failure of bookings for new equipment and replacement parts to be received as currently anticipated and the possibility that future economic and business conditions will be less favorable than the Company currently expects. Recipients of this news release are cautioned to consider these risks and uncertainties and to not place undue reliance on the forward-looking statements contained herein. Except as required by applicable securities laws, the Company does not intend to update its forward-looking statements.

(Financial Data Follows)

K-TRON INTERNATIONAL, INC. & SUBSIDIARIES
FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands, except share data)

	Fourth Quarter [1]		Year Ended[1]
	2005	2004	2005	2004
Revenues	$29,361	$30,467	$118,940	$112,494
Operating income	$3,762	$2,792	$13,217	$9,884
Interest (expense)	(213)	(308)	(1,016)	(1,316)
Gain on sale of office building	--	--	--	164
Income before income taxes	3,549	2,484	12,201	8,732
Income taxes	1,816	247	4,919	2,122
Net income	$1,733	$2,237	$7,282	$6,610
Basic earnings per share	$0.68	$0.89	$2.85	$2.65
Diluted earnings per share	$0.63	$0.84	$2.68	$2.53
Weighted average number of common shares outstanding (basic)	2,576,000	2,524,000	2,555,000	2,497,000
Weighted average number of common and common equivalent shares outstanding (diluted)	2,757,000	2,659,000	2,719,000	2,613,000

1Fiscal 2005 and 2004 ended December 31, 2005 and January 1, 2005.